                          INSIDE INFORMATION STATEMENT
                                      AND
                      CODE OF ETHICS RELATING TO PERSONAL
                            SECURITIES TRANSACTIONS

                        David L. Babson & Company, Inc.
                         Babson Securities Corporation
                               The DLB Fund Group

                                January 1, 2000

                          Inside Information Statement
                                      and
          Code of Ethics Relating to Personal Securities Transactions

PART ONE - INTRODUCTION

This  Inside  Information  Statement  and Code of Ethics  Relating  to  Personal
Securities  Transactions (the "Code")  establishes  policies and procedures that are reasonably  necessary to detect and prevent  insider  trading and activities that are,  or might  be, an abuse of  fiduciary  duties or create  conflicts  of interest.  Any person  having  questions as to the meaning or  applicability  of these policies and procedures should contact the designated  Compliance Director
..

This Code of Ethics applies to:

1.   all  employees,   officers,   directors,   general  partners  and  trustees
     ("Associates")  of (a) David L.  Babson and  Company  Incorporated,  Babson
     Securities  Corporation  and  any  additional  subsidiaries  which  may  be subsequently organized and that adopt this Code (collectively,  "DLB"); and
     (b) The DLB Fund Group.

2.   all  employees,  officers,  directors,  and  general  partners  of any  DLB affiliate  (together with Associates,  "DLB Associates") to the extent that such individuals  participate in the selection of, regularly obtain or have ready access to information regarding, the Securities being purchased, sold or  considered  for purchase or sale by DLB or by DLB  investment  clients, including,  without  limitation,  the DLB Fund Group ("Advisory  Clients").
     This Code of Ethics  shall not apply to the extent that any such  affiliate has adopted policies that are substantially similar to this Code of Ethics, as determined by the Compliance Director .

DLB expects all of those  associated  with it to conduct  business in accordance with the highest  ethical  standards and in full  accordance with the letter and spirit of all applicable laws and regulations.

Capitalized  terms  used in this Code that are not  otherwise  defined  have the meanings contained in PART FIVE, Article V: Definitions.

PART TWO - INSIDE INFORMATION STATEMENT

Article I: General Policies on the Use of Inside Information

From  time-to-time  DLB  Associates  may,  either  on or off the job,  come into possession  of Inside  Information.  It is important  for all DLB  Associates to understand  that anytime they come into possession of Inside  Information,  that same information may become  attributable to DLB as a whole. The mere possession of Inside Information is not illegal,  unethical or against DLB policy; however, misuse of it is against  the law and this Code.  The  following  procedures  and guidelines apply to all DLB Associates.

A.   No trading

     Except as (1) permitted  below, or (2) with prior written approval from the
Compliance  Director,  no  DLB  Associate,  may  directly  or  indirectly  trade
Securities  either for his or her  personal  account or for DLB and/or  Advisory
Client accounts while:

~    they are in possession of Inside  Information  regarding the issuer of such
     Securities; or
~    the issuer of such Securities appears on the Restricted List.

     Notwithstanding  the above,  a DLB  Associate,  on behalf of DLB and/or its
Advisory Clients, may purchase private placement Securities of an issuer even if the issuer has provided DLB and/or its Advisory Clients with Inside  Information as part of DLB and/or its Advisory Client's  consideration as to whether it will invest in such Securities.

B.   No communication of Inside Information

No DLB  Associate  may  communicate  Inside  Information  or the  content of the
Restricted  List to  others  who do not  have a  clear  need  to  know.  Any DLB
Associate  having Inside  Information as the result of a fiduciary  relationship they  might have by reason of a position  as an officer or  director  of another corporation or entity, should not disclose such information to anyone, including the Compliance Director.

Article II: Guidelines for Identifying Inside Information

The  following  guidelines  have been  established  to assist DLB  Associates in avoiding  illegal  Insider  Trading and to aid DLB in preventing,  detecting and imposing sanctions against Insider Trading.

A.   Identifying Inside Information

     Before  trading for yourself or for others  (including DLB and its Advisory
Clients)  in the  Securities  of a  company  about  which  you may  have  Inside
Information, you should ask yourself the following questions:

1.   Is the information  Material  Information?  "Material  Information" in this context means information for which there is a substantial  likelihood that a reasonable  investor  would consider it important in making an investment decision,  or information that is reasonably  certain to have a significant effect on the price of a company's  Securities.  Information that officers, directors and  employees  should  consider  material  includes,  but is not limited to: dividend  changes,  earnings  estimates,  changes in previously released earnings estimates,  merger,  acquisition or divestiture proposals or agreements, major litigation, liquidity problems, significant management developments, expansion or curtailment of operations, significant increases or decreases in purchase orders, new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, fraud, accounting errors and irregularities,  and capital restructuring  (including issue of rights, warrants or convertible Securities).

Material  Information  about a  company  does not have to  originate  from  such company. For example,  information about the contents of a forthcoming newspaper column or "leaks"  from an insider of the issuer  that may be expected to affect the market price of a Security can be considered material information.

2.   Is the information Non-Public  Information?  Non-Public Information in this context means information that has not been effectively communicated to the market place. In order for information to be considered "public",  one must be able to point to some fact to show  that the  information  is  generally available  to the public and the  Securities  markets have had a reasonable time to respond. For example, the following information would be considered public  information:  (a) information found in a public filing with the SEC or a  stock  exchange;  (b)  information  disseminated  by  the  issuer  or
     Securities analysts to the investment  community through written reports or public meetings; or (c) information appearing in Bloomberg,  Dow Jones News
     Service,  Reuters  Economic  Services,  The Wall  Street  Journal  or other publications of general circulation.

Information  has not been  effectively  communicated  to the public if there has been:  (a) selective  disclosure to DLB or other  institutional  investors or to select  groups of  analysts  or brokers;  (b)  partial  disclosure  as long as a material  component  of  the  Inside  Information  remains  undisclosed;  or (c)
insufficient  time  for  the  relevant  Securities  market(s)  to  trade  on the information.

B.   Action to take

     No simple tests exist to determine if information  is Material  Information or Non-Public Information. If after consideration of the above, you believe that there is any  possibility  that the  information  is  Material  Information  and
Non-Public Information or if you have any questions whatsoever as to whether the information is Inside Information:

1.   Report the matter immediately to the Compliance Director;

2.   Do not  purchase  or sell the  Securities  on behalf of yourself or others, including Advisory Clients;

3.   Do not communicate the information inside or outside DLB, other than to the
     Compliance Director or legal counsel;

4.   After  the  Compliance  Director  has  reviewed  the  issue,  you  will  be instructed to continue the prohibitions  against trading and communication, or you will be allowed to trade and communicate the information; and

5.   Keep  such  information  secure.  For  example,   files  containing  Inside
     Information  should be locked in  filing  cabinets  or desks and  access to computer files containing Inside Information should be restricted.

C.   Responsibility to update Restricted List

Each  analyst,  trader or  portfolio  manager is  individually  responsible  for ensuring that all issuers, (1) about or whom they have Inside Information or (2)
that are Being  Considered For Purchase or Sale, are reflected on the Restricted
List. A publicly traded equity Security is deemed to be under  Consideration for
Purchase  or Sale when a  recommendation  has been  conveyed  by an analyst to a portfolio  manager and should be placed on the Restricted List at that time. The restriction  will remain in place for the lesser of 48 hours or until a trade in the Security is executed or canceled.

Article III: "Firewall" Procedures

Certain members of the DLB  Organization  have established  "Firewalls"  between their  respective  organizations.  The  Firewalls  exist so that,  to the extent practicable,  Inside  Information that DLB Associates have will not be passed or imputed from one member of the DLB  Organization to another member without clear need to know.  The Firewalls  also exist to ensure,  to the extent  practicable, that the voting and investment  powers over  Securities  held by a member of the
DLB Organization are exercised independently from the other members. Each member of the DLB Organization may adopt  additional or amend existing  Firewalls.  The primary guidelines for such policies and procedures are as follows:

A.   Confidentiality

     DLB Associates shall make every effort to maintain the  confidentiality  of information entrusted to them.

B.   Meetings

     DLB  Associates  should avoid placing  themselves in a position  where they might receive Inside  Information from another DLB Associate or officer,  unless they  have a  legitimate  need to know.  When  meetings  occur  with  associates representing  different  members of the DLB  Organization to discuss  investment related  matters  or to make  presentations  to the same  client or  prospective client,  the respective  individuals  shall  determine if Inside  Information is likely to be disclosed at the meeting. Where appropriate they should take steps, in consultation with the Compliance Director,  to ensure that Inside Information does not "pass over" a Firewall. This may require alteration of the presentation or separate  meetings or  presentations.  Additionally,  someone  familiar  with compliance and the federal  securities laws, such as the Compliance  Director or an attorney  familiar  with the laws  governing  the use of Inside  Information, could attend these meetings to ensure that there are no  inadvertent  violations of the securities laws.

C.   Dual function employees, officers, and directors

     The roles of individuals  who perform dual functions for members of the DLB
Organization  should be limited to the extent  reasonably  practicable to reduce the likelihood of potential violations of Firewalls.  Generally,  DLB Associates who  serve  as  officers  or  directors  of  more  than  one  member  of the DLB
Organization  should not be involved in the other  member's  investment or proxy voting decision making process or otherwise be made aware of currently existing, specific  securities  positions  held by such other member that are not publicly available.

D.   Duty to disclose breaches of Firewall(s)

     Any DLB  Associate  should  inform the  Compliance  Director  whenever they become aware of a breach in said  Firewalls(s)  including any instance whereby a
DLB Associate becomes involved in the exercise of another member's investment or voting  decision  making  process  (or  otherwise  was made  aware  of  specific securities positions held by such other member that are not publicly available).

Article IV: Confidentiality of Advisory Clients' Transactions

Until  disclosed in a public report to shareholders or public filing to the SEC, all information  concerning  Securities Being Considered for Purchase or Sale by
or on  behalf  of  DLB  and/or  any  of  its  Advisory  Clients  shall  be  kept confidential  and  disclosed by DLB  Associates  only on a need to know basis in accordance with practices and policies  developed and periodically  reviewed for their continuing appropriateness by the Compliance Director.

Article V: Supervisory Procedures and Personal Liability

All  supervisory  personnel are  responsible  for the reasonable  supervision of their staff to prevent and detect violations of this Code.  Failure to supervise adequately  can  result in the  supervisor  being  held  personally  liable  for violations of the securities laws and this Code.  Supervisors  shall ensure that employees  and/or  consultants  joining  their  departments  are reported to the
Compliance Department.

PART THREE - CODE OF ETHICS RELATING TO
PERSONAL SECURITIES TRANSACTIONS

Article I: General Policies

A.   Personal investment activities

     In addition  to the  previously  discussed  duty to avoid  illegal  Insider
Trading,  the  principles  that govern  personal  investment  activities for DLB
Associates, except for Disinterested Trustees, include:

1.   The duty at all times to place the  interests  of DLB and/or  its  Advisory
     Clients first;

2.   The  requirement  that all personal  securities  transactions be consistent with this Code so as to avoid any actual or potential  conflict of interest or any abuse of an individual's position of trust and responsibility; and

3.   The fundamental  standard that  individuals  should not take  inappropriate advantage of their positions.

The  fiduciary  principles  that  govern  personal  investment   activities  for
Disinterested Trustees include:

1.   The duty at all times to place the interests of The DLB Fund Group first;

2.   The  requirement  that all personal  securities  transactions be consistent with this Code of Ethics so as to avoid any actual or potential conflict of
     interest   or  any  abuse  of  an   individual's   position  of  trust  and
     responsibility; and

3.   The fundamental  standard that  individuals  should not take  inappropriate advantage of their positions.

B.   General prohibitions

     In connection with the purchase,  sale or disposition of a Security Held Or
To Be Acquired By DLB and/or its Advisory Clients no person,  and, in connection with the purchase,  sale or  disposition of a Security Held Or To Be Acquired By
The DLB Fund Group, no Disinterested Trustee, may directly or indirectly:

1.   Use  information  concerning the investment  intentions of or influence the investment  decision making process of DLB and/or its Advisory  Clients for personal gain or in a manner detrimental to the interests of DLB and/or its
     Advisory Clients;

2.   Employ any device,  scheme or  artifice to defraud DLB and/or its  Advisory
     Clients;

3.   Make an untrue statement of a material fact;

4.   Omit to state a material fact necessary in order to make any statement made to DLB and/or its Advisory  Clients,  in light of the  circumstances  under which they are made, not misleading;

5.   Engage in any act,  practice,  or course of business that operates or would operate  as fraud,  deceit or breach of trust  upon,  or by, DLB and/or its
     Advisory Clients; or

6.   Engage in any manipulative practice with respect to DLB and/or its Advisory
     Clients.

Article II: Specific Policies for
Access  Persons, Investment Persons and Portfolio Managers

While this Code applies to all DLB Associates,  there are specific policies that govern the personal investment activities of Access Persons,  Investment Persons and Portfolio Managers.

A.   Access Persons

Access Persons are the directors,  trustees and officers of DLB and The DLB Fund
Group and any other DLB  Associate  who in  connection  with his or her  regular functions  or duties,  makes,  participates  in the  selection  of, or has ready access to information  regarding the Securities Being Considered for Purchase or
Sale by DLB or any Advisory  Client,  or whose functions relate to the making of any  recommendations  with  respect to the  purchases or sales.  Access  Persons include Investment Persons and Portfolio Managers. Access Persons are subject to the following restrictions:

1.   Purchase, sale or other disposition of Securities

     No Access Person shall purchase,  sell or otherwise dispose of any Security if that  same  Security  is  being  purchased  or sold or being  considered  for purchase or sale by or on behalf of DLB and/or its  Advisory  Clients,  provided however,  that  this  prohibition  does not  apply if the  disposition  involves
Securities that are donated to a tax-exempt organization or if given to a member of the Access Person's Immediate Family.

2.   Serving on boards of trustees or directors

No Access  Person may serve on the Board of  Directors or Trustees of a business entity without prior written approval from the President of the DLB Organization of which the Access Person is an employee or officer or in the case of a request by the President of DLB, its Board of Directors. All Access Persons that wish to serve on a Board of Directors or Trustees shall submit a written  request to the
Compliance Director.

Prior  approval  is not  required  for an Access  Person who is a  Disinterested
Trustee of the DLB Fund Group,  although the  existence  of any new  affiliation should be immediately disclosed to the Compliance Director.

3.   Duty to disclose possible conflicts of interest

(a)  To the  extent  that any  Access  Person has a  Beneficial  Interest  in or
     Control of Securities of an issuer which is Being  Considered  for Purchase or Sale by DLB, he or she shall disclose that actual or potential  conflict of interest in writing to his or her manager with a copy to the  Compliance
     Director;

(b)  Such  disclosure  must be made  prior to the  execution  of the  Securities transactions;

(c)  Transactions  where  Access  Persons  are  known  to  have  investments  or interests  deemed to be material by a Portfolio  Manager or the  Compliance
     Director  must be brought to the President of DLB or his or her designee on a Required Approval basis; and

(d)  No Access Person  having a Beneficial  Interest or Control of Securities of an issuer shall  unilaterally  approve  such a  transaction  involving  the
     Securities of such issuer.

4.   Investment Clubs

     Participation by Access Persons in Investment  Clubs is prohibited.  Access
Persons who were  participating in Investment Clubs prior to January 1, 2000 are exempted from this  restriction  ("grandfathered").  However,  those  qualifying under  the  "grandfather"  provision  are  prohibited  from  joining  additional investment clubs. If a  "grandfathered"  Access Person makes a recommendation to an investment club, such Security must be precleared by the Compliance  Director
prior  to  trade  execution.   Additionally,   Access  Persons  relying  on  the
"grandfather"  provision must disclose their  participation and related holdings annually.

5.   Short sales involving DLB advised or sub-advised entities

No Access  Person shall sell short a Security  issued by an entity for which DLB is an investment  adviser or  sub-adviser.  (For example,  MassMutual  Corporate
Investors and MassMutual Participation Investors.)

6.   Business courtesies, gifts

No DLB  Associate may receive any gift or other thing of more than $100 in value from any  person or entity  that  does  business  with or on behalf of DLB or an
Advisory  Client.  The  exchange  of  business  courtesies,  such as  reasonable entertainment and gifts of nominal value, is generally  permissible.  The common practices of the business  world are acceptable but care should be taken to stay
within  the  scope  of  reasonable  value,  standard  business  practices,   and
professional association or regulatory guidelines. This will help ensure that no special indebtedness or conflict of interest arises.

Occasionally, a DLB Associate may be offered entertainment,  such as tickets for cultural or sporting  events. A DLB Associate may accept such offers but only if the  offer  meets  the  criteria  above  and is  associated  with  the  business transactions  between DLB and the other party.  Accepting  entertainment that is primarily intended to gain favor or influence is to be strictly avoided.

While  a DLB  Associate  may  give  gifts  of  nominal  value  ($100),  such  as promotional items,  Access Persons may not directly or indirectly give or accept bribes, kickbacks,  special privileges,  personal favors or unusual or expensive hospitality.  A DLB Associate  dealing with any U.S.  Government or state agency must  notify  DLB's  legal  counsel  prior  to  the  exchange  of  any  business courtesies.

Whether a DLB Associate is engaged in purchasing,  selling or providing  service on the behalf of DLB or not, monetary gratuities should not be accepted.

When the business courtesy involves a gift of travel expenses or accommodations, it must be  authorized  in  advance by a  designated  member of the DLB Board of
Directors and proper trip documentation must be completed.

B.   Investment Persons

Investment Persons are any Access Persons who provide  information and/or advice to  Portfolio  Managers  or who help  execute a Portfolio  Manager's  decisions.
Investment Persons include Portfolio Managers.  In addition to the provisions of
PART THREE, Article II(A) Access Persons,  Investment Persons are subject to the following restrictions:

1.   Ban on short term profits

     No  Investment  Person may profit from the purchase  and sale,  or sale and purchase, within any 60-day period, of any Security, except for those Securities types listed in Part THREE, Article III (A)(2)(a).  Any profits realized on such trades will be disgorged pursuant to instructions from the Compliance Director.

2.   Private placements

     No  Investment  Person may  acquire  any  Security  in a private  placement without the express prior written approval of the Compliance Director.

3.   Initial public offerings

     No Investment  Person or Portfolio  Manager may purchase any Security in an
Initial Public  Offering  except  purchases of shares of a savings  association, insurance  company,  or  similar  institution,  under  an  existing  right  as a policyholder or depositor,  that have been approved and precleared in advance by the Compliance Director.

C.   Portfolio Managers

Portfolio  Managers are Investment  Persons who have direct  responsibility  and authority to make  investment  decisions  affecting a particular  DLB investment portfolio or an Advisory Client  account.  In addition to the provisions of PART
THREE,  Article  II(A) & (B),  Portfolio  Managers are subject to the  following restrictions:

1.   Seven-day "blackout" period

No Portfolio Manager may purchase,  sell or dispose of any Security within seven
(7) calendar  days before or after the purchase or sale of that  Security by DLB or an Advisory  Client for which he or she is a Portfolio  Manager.  Any profits realized  with respect to such  purchase or sale shall be disgorged  pursuant to instructions from the Compliance Director.  Exempt from this provision are those
Securities and transactions enumerated in PART THREE, Article III (A)(2)(a)-(e),
(Please  note  items (f) and (g) from PART  THREE,  Article  III  (A)(2) are not exempt from this provision.)

2.   Contra Trading Rule

No  Portfolio  Manager  shall,  without  preclearance,  sell  out  of his or her personal account or the account of any member of his or her Immediate Family any
Security  or  related  Security  held by DLB  and/or on  behalf of its  Advisory
Client,  for which he or she is a Portfolio  Manager.  Any profits realized with respect to such  purchase or sale shall be  disgorged  pursuant to  instructions from the Compliance Director Exempt from this provision are those Securities and transactions  enumerated in PART THREE, Article III (A)(2)(a)-(e),  (Please note items (f) and (g) from PART THREE,  Article  III(A)(2) are not exempt from these provisions.)

D.   Disinterested Trustees

1.   Purchase, sale or other disposition of Securities

     No Disinterested  Trustee shall purchase,  sell or otherwise dispose of any
Security if the Disinterested Trustee has actual knowledge that such Security is
"Being Considered for Purchase or Sale" by or on behalf of The DLB Fund Group.

Article III:  Preclearance,  Duplicate  Confirmations  and Reporting  Procedures
applicable to DLB Associates and Disinterested Trustees

     There are preclearance and a number of reporting requirements that apply to
Access  Persons,   Investment  Persons,  Portfolio  Managers  and  Disinterested
Trustees.  The  Compliance  Director  will  make  every  effort  to  inform  any individual  that he or she  qualifies  as an Access  Person,  Investment  Person and/or Portfolio Manager.

A.   Access Persons (includes Investment Persons and Portfolio Managers)

1.   Preclearance

     No Access Person may purchase,  sell or otherwise acquire or dispose of any
Security  in which  he or she  has,  or as a  result  of such  transaction  will establish,  a Beneficial  Interest or Control without the prior written approval of the  Compliance  Director.  Preclearance  is not required if  Securities  are donated to a tax-exempt  organization  or given as a gift between members of the
Access Person's  Immediate Family.  Preclearance is valid only for the day it is obtained.

     How to obtain preclearance.

     For preclearance, call the Compliance Hot-line [(413) 744-6973 "NYSE"]. The
DLB Compliance  Department will typically be available for  preclearance  during
NYSE trading  hours except on days on which DLB and/or its Advisory  Clients has an emergency closing, snow day cancellation, etc. In such cases the Preclearance fax line (413) 744- 6972 will be  unavailable  and a message will be left on the
Compliance  Hot-line [(413) 744-6973  "NYSE"] voice mail which will instruct the caller as to what  number to dial in order to obtain  such  preclearance,  or in extreme cases, that preclearance is not available.

     Preclearance  communications  may be recorded for the protection of DLB and its Associates.

2.   Preclearance exemptions

Certain transactions do not need to be precleared.

(a)  Exempt Securities and Funds

     Purchases,  sales or  dispositions  of the following  types of  Securities:
direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit,  commercial paper,  shares of registered  Open-End
Investment Companies (closed-end mutual funds are not exempt from preclearance), and high quality short- term debt instruments,  including repurchase agreements.
High quality short-term debt instrument means any instrument that has a maturity at  issuance  of less than 366 days and that is rated in one of the two  highest rating categories by a nationally recognized rating organization.

(b)  No direct or indirect control over account

     Purchases, sales or dispositions of securities for an account over which an
Access  Person has no direct or indirect  control,  typically  known as a "blind trust".

(c)  Involuntary purchases or sales

     Involuntary  purchases or sales made by a Access  Person or by or on behalf of an  Advisory  Client,  such as  spin-offs  of shares of an issuer to existing shareholders or a call of a debt Security by the issuer.

(d)  Dividend reinvestment plan (DRIPs)

     Purchases which are part of an automatic dividend reinvestment plan.

(e)  Pro rata distributions

     Purchases  resulting from the exercise of rights acquired from an issuer as part of a pro rata  distribution to all holders of a class of Securities of such issuer (and the sale of such rights).

(f)  Other Securities

     Purchases or sales of the following types of Securities:  municipal general obligations,  Securities  held by a Trust  established  to fund  the  employee's retirement benefit plans such as a 401(k) plan, interests in Securities that are related to broad-based  equity indices,  and interest rate or commodity futures.
Approval  from the  Compliance  Director is required for these  exemptions to be granted.

(g)  De Minimis S&P 500 Preclearance Exemption

     Except as provided in the following paragraph, preclearance is not required for any  acquisitions  or  dispositions of shares of stock and bonds issued by a company included in the Standard & Poor's 500 Index (the "S&P 500") if the total of such purchases,  sales and dispositions does not exceed 1,000 shares of stock or $10,000 par value of bonds of a single issuer in any given calendar quarter.

The De Minimis S&P 500 preclearance exemption may not be used in connection with transactions in warrants, options and futures.

A listing of the S&P 500 is available in the DLB Compliance Department.

3.   Duplicate confirmations

All Access  Persons  shall arrange for copies of  confirmations  of all personal
Securities  transactions  involving  a  Securities  account  in which the Access
Person has a  Beneficial  Interest or Control to be sent  promptly by the Access
Person's broker(s) directly to the Compliance Director.  Accounts which may only hold Open-End Investment Companies are exempt from this reporting requirement.

4.   Initial Holdings Report

New Access Persons must file a report  disclosing  the title,  number of shares, and principal amount of all Securities in which they have any direct or indirect beneficial ownership when the Access Person became an Access Person and the name of any broker, dealer, or bank with whom the Access Person maintained an account in which any  Securities  were held for the  direct or  indirect  benefit of the
Access  Person as of the date when the person became an Access  Person,  and the date that the report is submitted  by the Access  Person.  This Initial  Holding
Report is due within ten days after the person became an Access Person.

5.   Quarterly reports

(a)  The SEC requires  that all Access  Persons,  within ten (10)  calendar days after  the  end of  each  calendar  quarter,  make a  written  report  (the
     "Quarterly   Report")  certifying  to  the  Compliance  Director  that  the
     Quarterly Report lists all Security transactions in which the Access Person has a  Beneficial  Interest  or over  which  the  Access  Person  exercises
     Control.  Copies of broker prepared periodic  securities account statements
     ("Account  Statement")  may be attached to the Quarterly  Report in lieu of listing each of the transactions  detailed in the Account  Statement on the
     Quarterly  Report  so long as all  information  required  in the  Quarterly
     Report is contained in the Account  Statement.  The  Quarterly  Report form will be sent out to Associates  at the end of the quarter.  Late filers are in  technical  violation  of the law and will be  subject  to  disciplinary action.

(b)  Each  Quarterly  Report must contain:  (i) with respect to each  reportable transaction for the quarter,  the date of the  transaction,  the title, the interest rate and maturity date (if applicable),  the number of shares, and the  principal  amount  of  each  Security  involved,  the  nature  of  the transaction (e.g. purchase or sale), the price at which the transaction was effected; and the name of the broker, dealer, or bank with or through which the transaction was affected;  (ii) with respect to any account established by the Access Person in which any  Securities  were held during the quarter for the direct or indirect  benefit of the Access  Person:  the name of the broker,  dealer or bank with whom the Access Person established the account and the date the  account  was  established;  and  (iii)  the date that the report is submitted by the Access Person.

(c)  All  Security  transactions  are  reportable,  even those  exempt  from the preclearance requirements except those exempt Securities described in;

? PART THREE, Article III (A)(2)(a) and (b)

Notwithstanding  the above,  any  transaction  involving  shares of an  Open-End
Investment  Company  that is advised by DLB must be  reported  in the  Quarterly
Report.

6.   Annual certification of understanding and compliance

All Access  Persons  shall within 10 days of  employment  and at least  annually thereafter,  certify  to  the  Compliance  Director  that  they  have  read  and understand this Code,  recognize that they are subject to it, have complied with its requirements and have disclosed or reported all required personal Securities transactions and holdings.

B.   Access Persons - Annual disclosure of personal Securities holdings

     All Access  Persons  shall,  at least  annually,  disclose all  Securities, except  as  indicated  in PART  THREE,  Article  III(A)(2)(a)  and  (b),  to the
Compliance  Director in an Annual  Disclosure  of Personal  Securities  Holdings
Report,  (i) all Securities  (title,  number of shares and principal  amount) in which he or she has a Beneficial  Interest or Control,  and (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person;
and (iii) the date the report is submitted by the Access Person. Only Securities described  in PART  THREE,  Article  III(A)(2)(a)  and  Securities  in  accounts described  in (b)  are  exempt  from  the  Annual  Disclosure  Requirement.  The information contained in the report must be current as of a date no more than 30 days before the report is submitted.  Any Open-End Investment Company managed by
DLB must be disclosed.

C.   Disinterested Trustees

Within  thirty (30)  calendar  days after the end of each  calendar  year,  each
Disinterested  Trustee  shall  submit  a  written  statement  to the  Compliance
Director,  that he or she has  complied  with the  requirements  of this Code of
Ethics applicable to Disinterested Trustees.

Disinterested Trustees need not file (a) an initial or annual holdings report or
(b) a quarterly  transaction report except where the Disinterested  Trustee knew or, in the ordinary  course of fulfilling  his or her official  duties as a fund trustee,  should have known that during the 15-day period immediately before and after the Disinterested  Trustee's transaction in a Security such Security is or was  purchased or sold by a fund in the DLB Fund Group or a fund in the DLB Fund
Group or its investment advisor considered purchasing such Security.

PART FOUR - COMPLIANCE DIRECTOR

Article I: Compliance Director

The role of the  Compliance  Director  is  critical  to the  implementation  and maintenance of this Code.

A.   Appointment

     Each DLB entity's President shall designate a Compliance Director who shall have the authority and  responsibility  to administer this Code as it applies to the operations of that DLB entity and/or its Advisory Clients.

B.   Prevention of violations

     The Compliance Director shall be, or shall become, familiar with investment compliance  practices  and policies and shall report any material  inadequacy to
the  President  and  the  Chief  Legal  Officer  of  David  L.  Babson   Company
Incorporated.

The Compliance Director shall:

1.   Furnish all Access Persons with a copy of this Code and periodically inform them of their duties and obligations thereunder;

2.   Obtain signed certifications from each Access Person stating that: (a) such
     Access  Person  has  received  a copy of the  Code;  (b) has read  it;  (c)
     understands  it; and (d) is either in compliance with all of its provisions or has  disclosed  in writing to the  Compliance  Director  any instance of actual or possible violation of the Code;

3.   Conduct periodic educational programs to explain the terms of this Code and applicable securities laws, regulations and cases;

4.   Answer  questions  regarding  this  Code,  and keep  abreast  of changes in applicable laws and regulations;

5.   Interpret  this Code  consistent  with the  objectives of applicable  laws, regulations and industry practices;

6.   Consistent with this Code and applicable SEC rules, promptly review, and in writing either  approve or  disapprove,  each request of DLB Associates for clearance to trade in specified  Securities for or on behalf of DLB, one or more Advisory Clients, or for their personal account;

7.   Conduct audits,  inspections and investigations as necessary or appropriate to prevent or detect possible  violations of this Code. Report, with his or her  recommendations,  any apparent and material violations of this Code to
     the  President  and  the  Chief  Legal  Officer  of  DLB.   Report,   where
     appropriate, to the directors of DLB, or any Committee appointed by them to deal with such information;

8.   Develop and maintain one or more Restricted Lists.

9.   Determine whether  particular  Securities  transactions  qualify for the De
     Minimis S&P 500  Exception  from  preclearance  as set forth in PART THREE,
     Article III(A)(2)(g) De Minimis S&P 500 Exception.

10.  Grant  exceptions or exemptions on a transaction,  an individual or a class basis,  to any of the  provisions of PART III,  Article III:  Preclearance,
     Duplicate   Confirmations  and  Reporting  Procedures   applicable  to  DLB
     Associates and  Disinterested  Trustees,  provided that such  exceptions or exemptions are  consistent  with the spirit of the principles on which this
     Code is premised.

11.  Periodic reviews of all personal Securities transactions effected by Access
     Persons,  the scope and  frequency of such review to be  determined  by the
     Compliance Director.

12.  Oversee the manner of disposition  of any profits  required to be disgorged in conformance with company guidelines.

13.  Designate one or more persons to have the authority and  responsibility  to act on behalf of the Compliance Director when necessary or appropriate;

14.  Maintain    confidential    information   regarding   personal   Securities
     transactions  and holdings and only  disclose such  information  to persons with a clear need to know,  including  state and  federal  regulators  when required or deemed  necessary or appropriate by the Compliance  Director in conformance with the provisions of the Code;

15.  Develop policies and procedures designed to implement, maintain and enforce this Code;

16.  Resolve issues of whether information  received by an officer,  director or employee of the DLB Organization constitutes Inside Information;

17.  Confirm that there are department supervisors implementing this Code;

18.  Develop,  implement,   review,  and  revise  specific  firewall  procedures
     consistent with SEC rules and this Code; and

19.  Review this Code on a regular  basis and recommend to the President and the
     DLB Board of Directors amendments, as are necessary or appropriate.

C.   Detection of violations

To prevent and detect Insider Trading, the Compliance Director shall:

1.   Review the  trading  activity  and  Holdings  reports  filed by each Access
     Person;

2.   Review duplicate brokerage confirmations required of each Access Person.

3.   Review the trading activity of DLB and its Advisory Clients; and

4.   Coordinate  the review of such  reports  with other  appropriate  officers, directors or employees of the DLB Organization.

D.   Reports and records

1.   Reports

The Compliance Director shall:

(a)  Prepare  a  quarterly  report  containing  a  description  of any  material violation requiring significant remedial action during the past quarter and any other significant  information concerning the application of this Code.
     The Compliance  Director shall submit the report to DLB's President,  Chief
     Legal  Officer and the Board of  Trustees  of each mutual fund  potentially affected.

(b)  Prepare  written  reports at least annually  summarizing  any exceptions or exemptions concerning personal investing made during the past year; listing any violations  requiring  significant  remedial  action;  identifying  any recommended  changes to the Code or the procedures  thereunder.  The report should include any violations that are material,  any sanctions  imposed to such material  violations and report any significant  conflicts of interest that arose involving the personal  investment policies of the organization, even if the  conflicts  have not resulted in a violation  of the Code.  The
     Compliance Director shall submit the Report to DLB's President, DLB's Chief
     Legal  Officer,  the Board of Directors of DLB and the Board of Trustees of
     each mutual fund.  The report to the Board of Trustees  shall  certify that
     DLB and the DLB Fund Group have adopted procedures  reasonably necessary to prevent Access Persons from violating the Code.

More frequent reports may be appropriate in certain circumstances,  such as when there have been significant  violations of a code or procedures,  or significant conflicts of interest arising under the code or procedures.

2.   Records

The Compliance Director shall maintain or cause to be maintained,  the following records:

(a)  A copy of this  Code or any other  Code of Ethics  which has been in effect during the most recent 5-year period;

(b)  A record of any  violation  of any such Code and of any  action  taken as a result of such  violation  in the 5-year  period  following  the end of the fiscal year in which the violation took place;

(c)  A copy of each report  made by the  Compliance  Director  for a period of 5 years from the end of the fiscal year of DLB and of the DLB Fund Group,  as applicable, in which such report is made or issued;

(d)  A list of all persons currently or within the most recent 5-year period who are or were  required to make reports  pursuant to this,  or a  predecessor
     Code, or who are or were  responsible  for reviewing  these reports;  along with a copy of all Initial  Holdings  Reports,  Quarterly  Reports,  Annual
     Reports,  Preclearance Forms and Duplicate  Confirmations filed during that same period;

(e)  An up-to-date list of all Access Persons,  Investment Persons and Portfolio
     Managers with an appropriate description of their title or employment; and

(f)  A record of the approval of, and rationale  supporting,  the acquisition of
     Securities  in IPO's and private  placements  for at least five years after the end of the fiscal year in which the approval is granted.

The aforementioned records shall be maintained in an easily accessible place for the time period required by applicable SEC rules.

PART FIVE - GENERAL INFORMATION

Article I: No DLB Liability for Losses

DLB and/or its Advisory  Clients shall not be liable for any losses  incurred or profits  avoided  by any DLB  Associate  resulting  from the  implementation  or enforcement of this Code. DLB Associates should understand that their ability to buy and sell Securities is limited by this Code and that trading activity by DLB and/or its Advisory  Clients may affect the timing of when an Access  Person can buy or sell a particular Security.

Article II: Reporting Violations

Any DLB  Associate who knows or has reason to believe that this Code has been or may be violated shall bring such actual or potential  violation to the immediate attention of the Compliance Director.

Article III: Penalties for Violations

Individuals who trade on or  inappropriately  communicate Inside Information are not only  violating  this  Code  but are  also  involved  in  unlawful  conduct.
Penalties for trading on or communicating Inside Information can be severe, both for the individuals  involved in such unlawful  conduct and their  employers.  A person can be subject to penalties even if they do not  personally  benefit from the violation. Penalties may include civil injunctions,  payment of profits made or  losses  avoided  ("disgorgement"),  jail  sentences,  fines  for the  person committing the violation of up to three times the profit gained or loss avoided, and fines for the employer or other  controlling  person of up to the greater of
$1,000,000 or three times the amount of the profit gained or loss avoided.

In addition,  any  violation of this Code shall be subject to the  imposition of such sanctions by DLB as may be deemed  appropriate  under the  circumstances to achieve the purposes of applicable SEC rules and this Code. Such sanctions could include,  without  limitation,  bans on personal  trading,  reductions in salary increases,  the forfeiture of incentive compensation  benefits,  disgorgement of trading profits,  transfer to another position at DLB,  suspension of employment and  termination  of  employment.  Sanctions  for  violation  of this  Code by a
Disinterested  Trustee of The DLB Fund Group shall be  determined  by a majority vote of the fund's other Disinterested Trustees.

Article IV: Amendments

     This Code may not be amended as to any  entity  that  adopts it except in a written form approved by a vote of such entity's Board of Trustees/Directors.

Article V: Definitions

Access
Persons

As defined in Part Three,  Article II:  Specific  Policies  for Access  Persons,
Investment Persons and Portfolio Mangers.

Advisory
Client

Associates

means any person who has an investment advisory services agreement with DLB.

As   defined in Part One - Introduction

Being Considered for Purchase or Sale
A  Security  is  deemed  as  "Being  Considered  for  Purchase  or Sale"  when a recommendation  to purchase or sell such Security has been made and communicated
to  a  portfolio   manager,   and,   with  respect  to  the  person  making  the
recommendation,   when  such   person   seriously   considers   making   such  a
recommendation.

Beneficial Interest or Control means any interest by which: (a) an Access Person
exercises  direct  or  indirect  control  over  the  purchase,   sale  or  other
disposition  of a Security;  or (b) an Access Person or any member of his or her
Immediate Family can directly or indirectly derive a monetary/financial interest from the purchase, sale, disposition or ownership of a Security.

Examples of indirect  monetary/financial  interests  include:  (a)  interests in partnerships  and trusts that hold  Securities  but does not include  Securities held by a blind  trust or by a Trust  established  to fund  employee  retirement benefit plans such as 401(k) plans;  (b) a  performance-related  fee received by the Access Person for providing investment advisory services; and (c) a person's rights  to  acquire  Securities  through  the  exercise  or  conversion  of  any derivative instrument.

Closed-End  Investment  Company  means a mutual fund with a set number of shares issued and distributed to investors in a public  offering,  identical to the way corporate  Securities  reach public  hands.  A Closed-End  Investment  Company's capitalization  is basically  fixed  (unless an  additional  public  offering is made).  After the public offering stock is distributed,  anyone who wants to buy or sell shares does so in the  secondary  market  (either on an exchange or over the counter). Also, see definition of Open-End Investment Company.

Compliance  Director means the person designated by each DLB entity's  President to be principally  responsible for the prevention and detection of violations of this Code and related laws and regulations.

Disinterested  Trustee  means a  Trustee  of The DLB  Fund  Group  who is not an
"interested  person"  of DLB  within the  meaning  of  Section  2(a)(19)  of the
Investment Company Act of 1940.

DLB Organization means David L. Babson and Company  Incorporated,  the DLB Funds
and all persons controlled by, controlling or under common control except to the extent that any such person has adopted  policies and  procedures  to detect and prevent insider trading that are substantially similar to this Code.

Immediate  Family  means  related  by blood or  marriage  and living in the same household  includes:  any  child,  stepchild,  grandchild,  parent,  stepparent, grandparent,  spouse,  "significant other",  sibling,  mother-,  father-,  son-, daughter-,  brother  or  sister-in-law,  and  any  adoptive  relationships.  The
Compliance Director,  after reviewing all the pertinent facts and circumstances, may determine that an indirect Beneficial Interest in Securities held by members of the Access Person's Immediate Family does not exist.

Insider means, in most cases, employees, officers and directors of a company. In addition,  a person may become a "temporary  insider" if he or she enters into a special  confidential  relationship in the conduct of another  company's affairs and as a result  is given  access  to  information  solely  for DLB  and/or  its
Advisory  Client's  purposes.  A  temporary  insider  could  include a company's attorneys,  accountants,  bank lending  officers and printers.  A DLB Associate, such as a securities analyst,  may become a temporary insider of another company if the  other  company  expects  such  person to keep the  disclosed  non-public information confidential and the relationship at least implies such a duty.

Inside Information means Material Information that is Non-Public Information.

Insider Trading means trading in Securities (whether or not one is an "Insider")
while having Inside  Information,  or to  communicating  Inside  Information  to others.  While the law concerning insider trading is not static, it is generally understood to prohibit:

1.   trading by an Insider, while in possession of Inside Information; or

2.   trading by a non-insider,  while in possession of Inside Information, where the information  either was disclosed to the non-insider in violation of an
     Insider's duty to keep it confidential or was misappropriated; or

3.   communicating  Inside  Information  to others by  either  an  Insider  or a non-insider prohibited from trading by Part II of this Code.

Investment  Club means a group of people who pool their  assets in order to make joint decisions (typically a vote) on which Securities to buy, hold or sell.

Investment Person means any Access Person who provides information and/or advice to  Portfolio  Managers  or who helps  execute a Portfolio  Manager's  decisions
(e.g., traders, analysts).

Material  Information  means  information  for  which  there  is  a  substantial likelihood  that a reasonable  investor would consider it important in making an investment  decision,  or  information  that  is  reasonably  certain  to have a significant  effect on the price of a  company's  Securities.  Information  that officers,  directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates,  merger, acquisition or divestiture proposals or agreements, information  relating to a tender offer, major litigation,  liquidity  problems, significant  management  developments,  expansion or  curtailment of operations,
significant   increases  or  decreases  in  purchase  orders,  new  products  or discoveries,  adverse test  results of new  products,  extraordinary  borrowing, purchase or sale of substantial  assets,  and capital  restructuring  (including issue of rights, warrants or convertible securities).

Material  Information  does not have to  relate  to a  company's  business.  For example,  information about the contents of a forthcoming  newspaper column that may be  expected  to affect the market  price of a  Security  can be  considered material information.

No simple  test exists to  determine  when  information  is  material.  For this reason,  you should direct any questions  whatever about whether  information is material to the Compliance Director.

Non-public   Information   means  information  that  has  not  been  effectively
communicated  to the market  place.  In order for  information  to be considered
"public", one must be able to point to some fact to show that the information is generally  available  to the  public  and  the  securities  markets  have  had a reasonable  time to respond.  For example,  the following  information  would be considered public information: (a) information found in a public filing with the
SEC  or a  stock  exchange;  (b)  information  disseminated  by  the  issuer  or securities  analysts to the  investment  community  through  written  reports or public  meetings;  or (c)  information  appearing in  Bloomberg,  Dow Jones News
Service,   Reuters  Economic   Services,   The  Wall  Street  Journal  or  other
publications of general circulation.

Information  has not been  effectively  communicated  to the public if there has been:  (a) selective  disclosure to DLB or other  institutional  investors or to select  groups of  analysts  or brokers;  (b)  partial  disclosure  as long as a material  component  of  the  Inside  Information  remains  undisclosed;  or (c)
insufficient  time  for  a  relevant  securities   market(s)  to  trade  on  the
information.

Open-End  Investment  Company  means a mutual  fund that  issues  its  shares in open-ended offerings. New shares are continuously created as investors buy them.
Investors who want to sell shares sell them back to the company  (which  redeems them) rather than to another investor.  The capitalization of such a mutual fund is  open-ended;  as more  investors buy mutual fund shares,  the fund's  capital expands. By the same token when investors  liquidate their holdings,  the fund's capital shrinks. Also, see definition of Closed-End Investment Company.

Portfolio Manager means an Investment  Person who has the direct  responsibility and authority to make  investment  decisions  affecting a particular  DLB and/or
Advisory Client's account or portfolio.

Restricted  List means a list(s)  maintained  by a DLB entity that  includes the names of the Securities of which are being actively traded, Being Considered for
Purchase or Sale by DLB and/or its Advisory  Clients or, when  appropriate,  its subadvisers,  and the names of any issuer about whom DLB has Inside  Information or on whose board of directors DLB Associates serve. An issuer, or Security,  as applicable,  will be removed from the Restricted  List when what had been Inside
Information becomes available to the public,  when the interlocking  directorate no longer exists or when what had been a Security Being  Considered for Purchase or Sale is no longer  under  such  consideration.  Each  analyst  and  trader is responsible  for  ensuring  that all  issuers  with whom they  have  worked  are properly  reflected in the Restricted List in accordance with provisions of this
Code.

The content of the Restricted List is confidential  and will be distributed only to those that have a need to know the  identity of the issuers in the context of performing their job responsibilities;

Security means any stock or transferable  share; note, bond,  debenture or other evidence of indebtedness,  investment contract, any warrant or option to acquire or sell a Security, any financial futures contract, put, call, straddle, option, or any interest in any group or index of Securities, or in general, any interest or instrument commonly known as a "Security."

Security Held Or To Be Acquired means any Security which, within the most recent
15 days,  (i) is or has been held by DLB  and/or an  Advisory  Client or (ii) is being or has been considered by DLB for itself and/or its Advisory Clients. This includes any option on a Security that is convertible into or exchangeable  for, any Security that is held or to be acquired.  The Compliance  Director may amend this  definition  to the  extent  necessary  to comply  with  Rule  17j-1 of the
Investment Company Act of 1940.

Sub-Adviser means an investment adviser that has entered into an investment sub-
advisory  contract  with  DLB  to  provide  investment  advisory  services  to a portfolio or fund for which DLB is the ultimate investment adviser.

As of this  printing,  no  subsidiaries  have been  determined to be exempt from maintaining this or a substantially similar Code.

3

Effective January 1, 2000